Exhibit 10.3

AMENDED AND RESTATED PROMISSORY NOTE A-1

$106,169,391.00	Cherry Hill, New Jersey February 13, 2024

THIS AMENDED AND RESTATED PROMISSORY NOTE A-1 (this “Note”) is made by and between PR CHERRY HILL STW LLC, a Delaware limited liability company (“PR Cherry Hill”), and CHERRY HILL CENTER, LLC, a Maryland limited liability company (“Cherry Hill Center”; PR Cherry Hill and Cherry Hill Center are referred to herein individually and collectively, as the context may require, as “Maker”), each having an office at c/o Pennsylvania Real Estate Investment Trust, 2005 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103 and NEW YORK LIFE INSURANCE COMPANY (“Holder”), a New York mutual insurance company, having its principal office at 51 Madison Avenue, New York, New York 10010-1603.

RECITALS

WHEREAS, Maker executed and delivered to Holder that certain Promissory Note A-1 dated as of August 15, 2012 in the original principal amount of One Hundred Fifty Million and No/00 Dollars $150,000,000.00) (the “Original Note”);

WHEREAS, the outstanding principal balance of the Original Note as of the date hereof is One Hundred Six Million One Hundred Sixty-Nine Thousand Three Hundred Ninety-One and 00/100 Dollars ($106,169,391.00); and

WHEREAS, Maker and Holder desire to amend and restate the terms and conditions of the Original Note in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Maker and Holder hereby amend and restate the Original Note in its entirety as follows:

FOR VALUE RECEIVED, each Maker jointly promises to pay to Holder, or order, without offset, at its principal office in New York, New York, or at such other place as may be designated in writing by Holder, the principal sum of One Hundred Six Million One Hundred Sixty-Nine Thousand Three Hundred Ninety-One and 00/100 Dollars ($106,169,391.00), lawful money of the United States of America, together with interest thereon at the rate (the “Interest Rate”) equal to seven and four-tenths percent (7.40%) per annum, payable in monthly payments (“Payments”) of principal and interest of Seven Hundred Ninety Thousand Five Hundred Eighty-Three and 63/100 Dollars ($790,583.63), commencing on the first (1st) day of April, 2024 and payable on the first (1st) day of each and every month thereafter until and including the Maturity Date (as hereinafter defined). In addition, on the Maturity Date, Maker shall pay to Holder the entire unpaid principal balance of this Note, together with all interest then accrued thereon pursuant to this Note and all other Obligations then unpaid pursuant to the Loan Instruments. Holder shall apply each Payment, when received, first to the Obligations, other than principal and interest, which are then due and payable, but only if so elected by Holder in its sole and absolute discretion, and then to the payment of accrued interest on the outstanding principal balance hereof and the remainder to the reduction of such principal balance. Interest from the date hereof through and including February 29, 2024, is due and payable on the date of this Note and shall be computed on the basis of the actual number of days in such period over a 360 day year. As used herein, (a) the term “Maturity Date” shall mean the earlier of (i) February 15, 2025, as the same may be extended pursuant to the terms hereof, and (ii) the initial Failed Milestone Date (as defined in the Commitment to Restate), if any; provided that such Failed Milestone Date shall be extended to April 15, 2024 so long as Guarantor and its affiliates are exercising commercially reasonable and prompt efforts to achieve the milestone, and (b) the term “Commitment to Restate” shall mean that certain Loan Extension, Modification and Commitment to Restate Agreement dated as of December 14, 2023 by and among Maker, Guarantor, Holder and Co-Lender (as hereinafter defined).

This Note is secured by, among other things, (a) a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, effective as of August 15, 2012, granted by Maker to Holder and Teachers Insurance and Annuity Association of America, a New York corporation (together with its successors and assigns “Co-Lender”) and recorded on August 24, 2012 in Book 09648, at Page 0640 in the Public Records of Camden County, New Jersey (the “Camden Records”), as amended by (i) that certain Modification and Extension of Mortgage dated as of August 31, 2022 and recorded on October 5, 2022 in Book 12202, at Page 789 in the Camden Records and (ii) that certain Omnibus Amendment to Mortgage, Assignment of Leases and Rents and Other Loan Instruments of even date herewith (collectively, the “Mortgage”), and encumbering premises and other property (“Secured Property”) more particularly described in the Mortgage and (b) an Assignment of Leases, Rents, Income and Cash Collateral, effective as of August 15, 2012, from Maker to Holder and Co-Lender, as amended by that certain Omnibus Amendment to Mortgage, Assignment of Leases and Rents and Other Loan Instruments of even date herewith (collectively, the “Assignment”). Obligations, Loan Instruments and all other capitalized terms used in this Note and not expressly defined herein shall have the meanings assigned to such terms in the Mortgage. The terms and provisions of the Loan Instruments, other than this Note and Note A-2 (as defined below), are hereby fully incorporated into this Note by reference.

All regularly scheduled monthly payments shall be made either by wire transfer initiated by Maker or, at Maker’s option, electronic fund transfer debiting. In the event that electronic fund transfer debiting is established for regularly scheduled payments under the Loan Instruments, Maker will cooperate with Holder and provide such documentation as is required to effectuate such payments by electronic fund transfer debit transactions through the Automated Clearing House network. Once the payment authorization is established, the failure of the electronic funds transfer debit entry transaction to be timely completed, for whatever reason, other than Holder’s failure to initiate the debit, shall not relieve Maker of its obligations to make all payments required hereunder or under the other Loan Instruments when due, and to comply with Maker’s other obligations under the Loan Instruments.

During the existence of an Event of Default or from and after the Maturity Date, the aggregate amount of the Obligations shall automatically bear interest at an annual rate (“Increased Rate”) equal to the Interest Rate plus five percentage points, unless compliance with applicable law requires a lesser interest rate, in which event the aggregate amount of the Obligations shall bear interest at the maximum rate permitted by law.

Any default in the making of any Payment or in the making of any payment due pursuant to Section 1.04 of the Mortgage or in the making of any other deposit or reserve due pursuant to any Loan Instrument on the date the same is due will result in loss and additional expense to Holder in servicing the Obligations, handling such delinquent payments and meeting its other financial obligations. Accordingly, upon the occurrence of any such default, Maker shall pay, without regard to any grace periods, a late charge (“Late Charge”) of four percent (4%) of each such overdue payment (other than a Payment at the maturity of this Note, whether by acceleration upon an Event of Default or otherwise), Maker agrees that (a) the exact amount of such loss and additional expense is extremely difficult, if not impossible to determine, (b) the Late Charge is a reasonable estimate of such loss and expense and therefore does not constitute a penalty and (c) in addition to, and not in lieu of, the exercise of any other remedies to which Holder may be entitled, Holder may collect from Maker all Late Charges for the purpose of defraying such loss and expense, unless applicable law requires a lesser such charge, in which event Holder may collect from Maker a Late Charge at the maximum rate permitted by applicable law.

Maker may prepay the outstanding principal balance of this Note and that certain Promissory Note A-2 dated the date hereof from Maker to Co-Lender in the outstanding principal amount of $106,169,391.00 (“Note A-2”) (each in whole or in part, but in equal amounts), together with accrued interest thereon to the date of prepayment and any other outstanding Obligations, provided that (a) Maker gives Holder not less than thirty (30) and not more than one hundred twenty (120) days prior written notice of Maker’s intention to make such prepayment, (b) at least ten (10) business days prior to the prepayment date, Maker gives Holder written notice confirming the actual prepayment date and (c) on such prepayment date, Maker pays to Holder all accrued interest thereon and any other outstanding Obligations. Any prepayment notice given by Maker shall be deemed null and void if the prepayment covered by such notice is not made within thirty (30) days of the date specified in Maker’s prepayment notice as the designated date for prepayment.

From and after the existence of an Event of Default, Holder, at its option, may declare all Obligations to be immediately due and payable, then or thereafter, as Holder may elect, regardless of the stated Maturity Date of this Note.

If Holder collects all or any part of the Obligations by an action, at law or in equity, or in any bankruptcy, receivership or other court proceeding (whether at the trial or appellate level), or if this Note is placed in the hands of attorney(s) for collection, Maker shall pay, in addition to the principal and interest due or deemed to be due, whether by acceleration or otherwise (a) all costs, including, without limitation, attorneys’ fees and expenses, of collecting or attempting to collect all amounts due pursuant to this Note and all other Obligations, of enforcing or attempting to enforce Holder’s rights and remedies pursuant to the Loan Instruments and of protecting the collateral securing this Note, (b) all Late Charges due pursuant to this Note and (c) interest, at the Increased Rate, computed on the amount of the Obligations.

The failure by Holder to exercise any right, power, privilege, remedy or option as to maturity, foreclosure or otherwise, provided in any Loan Instrument or otherwise available at law or in equity (each a “Remedy” and collectively, “Remedies”) before or after any Event of Default, in any one or more instances, or the acceptance by Holder of any partial payment or partial performance, shall not constitute a waiver of any default or any Remedy, each of which shall remain continuously in force, until waived in writing by Holder. Holder, at its option, may rescind, in writing, any acceleration of this Note, but the tender and acceptance of partial payment or partial performance alone shall not rescind or in any other way affect any acceleration of this Note or the exercise by Holder of any of its Remedies.

Maker and Holder intend to comply strictly with all usury laws now or hereafter in force in the jurisdiction (“State”) in which the Secured Property is located, and all interest payable pursuant to this Note or any other Loan Instrument shall be reduced to the maximum amount which is not in excess of the maximum non-usurious rate of interest applicable to this Note or any other Loan Instrument (“Legal Rate”) allowed under the usury laws of the State, as now or hereafter construed by the courts having jurisdiction over such matters. If the aggregate of all interest (whether designated as interest, Late Charges or otherwise) contracted for, chargeable or receivable pursuant to this Note or any other Loan Instrument, whether upon regular payment or acceleration or otherwise, exceeds the Legal Rate, it shall conclusively be deemed a mutual mistake. Such excess shall be canceled automatically, and, if theretofore paid, shall, at the option of Holder, either be rebated to Maker or credited in reduction of the outstanding principal balance of this Note, or, if this Note has been repaid, such excess shall be rebated to Maker. In the event of a conflict between the provision of this paragraph and the provisions of any other portion of this Note or any other Loan Instrument, the provisions of this paragraph shall control.

Maker waives all requirements for presentment, protest, notice of protest, notice of dishonor, demand for payment and diligence in collection of this Note or the Loan Instruments, and any and all other notices and matters of a like nature, except for those expressly required by this Note, the Mortgage or any of the other Loan Instruments. Without notice to Maker and without discharging Maker’s liability hereunder, Maker consents to any extension of time (whether one or more) of payment of this Note, release of all or any part of the security for the payment of this Note or release of any Person liable for payment of this Note.

This Note may be changed only by an agreement, in writing, signed by Maker and Holder. Maker waives and renounces all homestead exemption rights as to the Obligations or any renewal or extension thereof. No failure or delay on the part of Holder in exercising any Remedy pursuant to this Note or any Loan Instrument, and no course of dealing between Maker and Holder, shall operate as a waiver of any Remedy, nor shall any single or partial exercise of any Remedy preclude any other or further exercise thereof or the exercise of any other Remedy. All Remedies expressly provided for in the Loan Instruments are cumulative, and are not exclusive of any rights, powers, privileges or remedies which Holder would otherwise have at law or equity. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances, nor shall any such notice or demand constitute a waiver of the right of Holder to take any other or further action in any circumstances without notice or demand.

The obligations of each Person and entity comprising Maker shall be joint and several. The unenforceability or invalidity of any provision of this Note as to any Person or circumstance shall not render that provision unenforceable or invalid as to any other Person or circumstance, and all provisions hereof, in all other respects, shall remain valid and enforceable. Notwithstanding anything to the contrary contained herein, Holder shall not be obligated to accept the cure of any default or Event of Default unless this Note or the other Loan Instruments expressly provide for a cure period.

If an Event of Default has occurred, Holder may exercise any and all Remedies, and shall have full recourse to the Secured Property and to any other collateral given by Maker to secure any or all of the Obligations, provided that any judgment obtained by Holder in any proceeding to enforce the Remedies shall be enforced only against the Secured Property and/or such other collateral. Notwithstanding the foregoing, Holder may name Maker or any of its successors or assigns or any Person holding under or through them as parties to any actions, suits or other proceedings initiated by Holder to enforce any Remedies against the Secured Property and/or such other collateral, including without, limitation, any action, suit or proceeding to foreclose the lien of the Mortgage against the Secured Property or to otherwise realize upon any other lien or security interest created in any other collateral given to secure the payment of any or all of the Obligations. The restriction on enforcement contained in the first sentence of this paragraph shall not apply to, and Maker shall be personally liable for, and Holder may seek and enforce judgment against Maker for:

(i)	any and all losses, claims, damages, costs, expenses and/or liabilities, including, without limitation, attorneys’ fees and expenses, incurred by Holder:

(a)

relating to or as a result of any material misstatement of fact (1) by Maker or any Person constituting Maker, made to induce Holder to advance the principal amount evidenced hereby or (2) contained in any Loan Instrument,

(b)	relating to or as a result of fraud committed by Maker or any Person constituting Maker,

(c)

relating to or as a result of the (1) collection or application of any insurance proceeds, condemnation awards, trust funds or Rents in a manner which is not in accordance with the provisions of the Loan Instruments or (2) misappropriation or misapplication of any Lessee security deposit,

(d)

relating to or as a result of the breach of any representation or warranty contained in the Sections of the Mortgage pertaining to environmental matters, including without limitation, Sections 1.05E(4), 2.03(C) and 2.03(D), or any default with respect to any covenant contained in the Sections of the Mortgage pertaining to environmental matters, including without limitation, Section 1.05(E),

(e)

as a result of any default with respect to Maker’s covenant to pay Impositions or insurance premiums pursuant to the Mortgage or with respect to Maker’s covenant to obtain the insurance required by the Mortgage, including without limitation, the Terrorism Insurance,

(f)

arising from, in respect of, as a consequence of, or in connection with: (1) the existence of any circumstance or the occurrence of any action described in Section 1.05E(1) of the Mortgage, (2) claims asserted by any Person (including, without limitation, any Governmental Agency) in connection with, or in any way arising out of, the presence, storage, use, disposal, generation, transportation or treatment of any Hazardous Material on, in, under or about the Secured Property, (3) the violation or claimed violation of any law relating to any Hazardous Material or any other Environmental Requirement in regard to the Secured Property, regardless of whether or not such violation or claimed violation occurred prior to or after the date of this Note or whether or not such violation or claimed violation occurred prior to or after the time that Maker became the owner of the Secured Property, or (4) the preparation of any environmental audit as to the Secured Property, whether conducted or authorized by Maker, Holder or any other Person or the implementation of any environmental audit’s recommendations,

(g)	relating to or as a result of a violation of Section 5.20 of the Mortgage, and/or

(h)	as a result of any intentional, bad faith waste of the Secured Property committed by Maker or its agents (such damages to include, without limitation, all repair costs incurred by Holder);

(ii)	all outstanding principal, interest and other Obligations:

(a)	except for the Potential Actions (as defined in the Commitment to Restate), if there shall be a violation of Section 1.11 of the Mortgage; and/or

(b)

except for to the Potential Actions, in the event that Maker or any Guarantor shall be the subject of any petition or proceeding for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law that remains undismissed for a period of sixty (60) days or more, and/or Maker or any Guarantor shall become the subject of any liquidation, dissolution, receivership or other similar proceeding; and/or

(c)

if the Mortgage or any of the other Loan Instruments are deemed fraudulent conveyances or preferences or are otherwise deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the United States Bankruptcy Code (as amended or replaced from time to time), including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statutes or similar laws; and

(iii)

in the event of a loss which is or would be covered by the required Terrorism Insurance, an amount equal to the deductible on such Terrorism Insurance, which amount shall either be applied by Holder to the debt secured by the Mortgage or disbursed by Holder for the repair and restoration of the Secured Property, all in accordance with the terms of the Loan Instruments.

The restriction on enforcement contained in the first sentence of the preceding paragraph shall not apply to the Environmental Indemnity Agreement dated as of August 15, 2012 executed by Maker and the other indemnitors, if any, in favor of Holder and Co-Lender and/or to the obligations of any Guarantor. It is expressly understood and agreed, however, that nothing contained in the preceding paragraph shall (a) in any manner or way constitute or be deemed to be a release of the Obligations or otherwise affect or impair the enforceability of the liens, assignments, rights and security interests created by the Mortgage or any of the other Loan Instruments or any future advance or any related agreements or (b) preclude Holder or Co-Lender from foreclosing the Mortgage or from exercising its other remedies set forth in the Mortgage or the Assignment, or from enforcing any of its rights and remedies in law or in equity (including, without limitation, injunctive and declaratory relief, restraining orders and receivership proceedings), except as provided in the preceding paragraph.

Maker shall have (a) an option to extend the Maturity Date (the “First Extension Option”), on the same terms as set forth in this Note, for an additional period to end on February 15, 2026 (the “First Extension Term”), provided that all of the following conditions are satisfied for the First Extension Term: (i) Maker requests the extension in writing not less than fifteen (15) days prior to the Maturity Date, and (ii) upon the closing of the First Extension Option, no Event of Default has occurred and is continuing under any of the Loan Instruments and no default has occurred and is continuing beyond all applicable notice and cure periods under the Exit Facility (as defined in the Commitment to Restate), (b) an option to extend the Maturity Date (the “Second Extension Option”), on the same terms as set forth in this Note, for an additional period of six (6) months to end on August 15, 2026 (the “Second Extension Term”), provided that all of the following conditions are satisfied for the Second Extension Term: (i) Maker shall have exercised the First Extension Option, (ii) Maker requests the extension in writing not less than fifteen (15) days prior to the Maturity Date as extended, (iii) upon the closing of the Second Extension Option, no Event of Default has occurred and is continuing under any of the Loan Instruments and no default has occurred and is continuing beyond all applicable notice and cure periods under the Exit Facility, (iv) concurrently with the closing of the Second Extension Option, Maker pays to Holder fifty percent (50%) of the amount (i.e. 100% of the amount in the aggregate with respect to this Note and Note A-2) such that the aggregate outstanding principal balance of this Note and Note A-2 shall be the lesser of (x) Two Hundred Two Million Dollars ($202,000,000) and (y) an amount such that the projected Debt Yield (as defined in the Commitment to Restate) is 11.5%, which amount will be applied by Holder as a principal repayment thereby reducing the outstanding balance of this Note by such paid amount (the “Second Extension Option Principal Reduction”), and (v) Maker pays an extension fee to Holder of ten basis points (.10%) multiplied by the outstanding principal balance of this Note (after giving effect to the Second Extension Option Principal Reduction) for the extension of this Note, (c) an option to extend the Maturity Date (the “Third Extension Option”), on the same terms as set forth in this Note, for an additional period of six (6) months to end on February 15, 2027 (the “Third Extension Term”), provided that all of the following conditions are satisfied for the Third Extension Term: (i) Maker shall have exercised the Second Extension Option, (ii) Maker requests the extension in writing not less than fifteen (15) days prior to the Maturity Date as extended, (iii) upon the closing of the Third Extension Option, no Event of Default has occurred and is continuing under any of the Loan Instruments and no default has occurred and is continuing beyond all applicable notice and cure periods under the Exit Facility, (iv) concurrently with the closing of the Third Extension Option, Maker pays to Holder fifty percent (50%) of the amount (i.e. 100% of the amount in the aggregate with respect to this Note and Note A-2) such that the aggregate outstanding principal balance of this Note and Note A-2 shall be not greater than One Hundred Ninety-Five Million Dollars ($195,000,000), which amount will be applied by Holder as a principal repayment thereby reducing the outstanding balance of this Note by such paid amount (the “Third Extension Option Principal Reduction”), and (v) Maker pays an extension fee to Holder of ten basis points (.10%) multiplied by the outstanding principal balance of this Note (after giving effect to the Third Extension Option Principal Reduction) for the extension of this Note, and (d) an option to extend the Maturity Date (the “Fourth Extension Option”), on the same terms as set forth in this Note, for an additional period of six (6) months to end on August 15, 2027 (the “Fourth Extension Term”), provided that all of the following conditions are satisfied for the Fourth Extension Term: (i) Maker shall have exercised the Third Extension Option, (ii) Maker requests the extension in writing not less than fifteen (15) days prior to the Maturity Date as extended, (iii) upon the closing of the Fourth Extension Option, no Event of Default has occurred and is continuing under any of the Loan Instruments and no default has occurred and is continuing beyond all applicable notice and cure periods under the Exit Facility, (iv) concurrently with the closing of the Fourth Extension Option, Maker pays to Holder fifty percent (50%) of the amount (i.e. 100% of the amount in the aggregate with respect to this Note and Note A-2) such that the aggregate outstanding principal balance of this Note and Note A-2 shall be not greater than One Hundred Ninety Million Dollars ($190,000,000), which amount will be applied by Holder as a principal repayment thereby reducing the outstanding balance of this Note by such paid amount (the “Fourth Extension Option Principal Reduction”), and (v) Maker pays an extension fee to Holder of ten basis points (.10%) multiplied by the outstanding principal balance of this Note (after giving effect to the Fourth Extension Option Principal Reduction) for the extension of this Note. Each extension option shall be conditioned upon (x) Maker remaking the representations and warranties as set forth in Section 11 of the Commitment to Restate and (y) Maker simultaneously extending Note A-2 in accordance with the terms thereof. The closing of each Extension Option shall occur at least one (1) business day before the Maturity Date. If the closing of such Extension Option does not occur by such date, the Loan will mature on the Maturity Date and Maker shall have no further option to extend. Time is of the essence with respect to each of the time periods set forth in this paragraph.

If any payment required hereunder or under any other Loan Instrument becomes due on a Saturday, Sunday, or legal holiday in the state in which the Premises are located (those being non-business days), then such payment shall be due and payable (a) on the immediately preceding business day if such payments are made by the Automated Clearing House network, or (b) on the immediately succeeding business day if such payments are made by wire transfer.

“Maker” and “Holder” shall be deemed to include the respective heirs, administrators, legal representatives, successors and assigns of Maker and Holder.

Time is of the essence with respect to each and every provision hereof.

This Note shall be governed by, and construed and enforced in accordance with the laws of the State, other than such laws with respect to conflicts of laws.

In the event of any inconsistencies between (a) the terms of both this Note and Note A-2 and (b) the terms of any other Loan Instruments, the terms of both this Note and Note A-2 shall prevail.

This Note does not represent in any way new indebtedness or satisfaction of the indebtedness evidenced by the Original Note. It is the intention of the parties hereto that this Note shall not constitute a novation and shall in no way adversely affect or impair the lien priority of the Mortgage, the Assignment or any other instrument securing the Loan.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker and Holder have executed this Amended and Restated Promissory Note A-1 as of the date first above written.

PR CHERRY HILL STW LLC, a Delaware limited liability company

By:	PREIT Associates, L.P.,
a Delaware limited partnership, its sole member

	By:	Pennsylvania Real Estate Investment Trust, its sole general partner

		By:	/s/ Andrew Ioannou
		Name:	Andrew M. Ioannou
		Title:	Executive Vice President
Finance and Acquisitions

CHERRY HILL CENTER, LLC, a Maryland limited liability company

By:	Cherry Hill Center Manager, LLC,
a Delaware limited liability company, its managing member

	By:	PREIT Associates, L.P., a Delaware limited partnership, its sole member

		By:	Pennsylvania Real Estate Investment Trust, its sole general partner

			By:	/s/ Andrew Ioannou
			Name:	Andrew M. Ioannou
			Title:	Executive Vice President
Finance and Acquisitions

Amended and Restated Promissory Note A-1

Signature Page

NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company

By:	/s/ Lisa Bai
Name:	Lisa Bai
Title:	Corporate Vice President

Amended and Restated Promissory Note A-1

Signature Page